                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                 SCHEDULE 13G
                                (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                            PURSUANT TO 13d-2(b)
                           (AMENDMENT NO.      )(1)
                                          -----

                         CORSAIR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  0002204061
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)



------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO. 0002204061                  13G                     Page 2 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                                                      1,693,616
    BENEFICIALLY
      OWNED BY        7    SOLE DISPOSITIVE POWER
     REPORTING                                                        -0-
       PERSON
        WITH          8    SHARED DISPOSITIVE POWER
                                                                   1,693,616

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,693,616

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.4%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                     Page 3 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KPCB VII ASSOCIATES, L.P., A CALIFORNIA
            LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,702,854 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 9,238 SHARES ARE
      OWNED BY                  HELD DIRECTLY BY KPCB INFORMATION SCIENCES
     REPORTING                  ZAIBATSU FUND II, L.P., A CALIFORNIA LIMITED
       PERSON                   PARTNERSHIP ("KPCB ZF II"). KPCB VII ASSOCIATES
        WITH                    IS THE GENERAL PARTNER OF KPCB VII AND
                                KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,702,854 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII AND 9,238 SHARES ARE HELD DIRECTLY BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,702,854

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.5%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                     Page 4 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            BROOK H. BYERS

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES,
       PERSON                   L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB
        WITH                    VIII ASSOCIATES").  KPCB VII ASSOCIATES, L.P.,
                                A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII
                                ASSOCIATES") IS THE GENERAL PARTNER OF KPCB VII
                                AND KPCB ZF II.  MR. BYERS IS A GENERAL PARTNER
                                OF KPCB VII ASSOCIATES, KPCB VI ASSOCIATES AND
                                KPCB VIII ASSOCIATES.  MR. BYERS DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII
                                ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,738,478

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.8%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                     Page 5 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KEVIN R. COMPTON

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                          - 1875 -
         OF                     (INCLUDING OPTIONS EXERCISABLE WITHIN 60 DAYS
       SHARES                    FOR 1,875 SHARES)

     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY                 1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE
      REPORTING                 DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE
       PERSON                   DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES
        WITH                    ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
                                KPCB VII AND KPCB ZF II.  MR. COMPTON IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB
                                VIII ASSOCIATES.  MR. COMPTON DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND
                                KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      - 1,875 -
                                (INCLUDING OPTIONS EXERCISABLE WITHIN 60 DAYS
                                  FOR 1,875 SHARES)

                      8    SHARED DISPOSITIVE POWER
                                1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. COMPTON IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,740,353

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.8%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                     Page 6 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            L. JOHN DOERR

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
       PERSON                   KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
        WITH                    KPCB VII AND KPCB ZF II.  MR. DOERR IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB
                                VIII ASSOCIATES.  MR. DOERR DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND
                                KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. DOERR IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,738,478

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.8%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                     Page 7 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            WILLIAM R. HEARST III

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
       PERSON                   KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
        WITH                    KPCB VII AND KPCB ZF II.  MR. HEARST IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB
                                VIII ASSOCIATES.  MR. HEARST DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND
                                KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. HEARST IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,738,478

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.8%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                     Page 8 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            VINOD KHOSLA

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
       PERSON                   KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
        WITH                    KPCB VII AND KPCB ZF II.  MR. KHOSLA IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB
                                VIII ASSOCIATES.  MR. KHOSLA DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND
                                KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. KHOSLA IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,738,478

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.8%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                     Page 9 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            JOSEPH LACOB

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
       PERSON                   KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
        WITH                    KPCB VII AND KPCB ZF II.  MR. LACOB IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB
                                VIII ASSOCIATES.  MR. LACOB DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND
                                KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LACOB IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,738,478

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.8%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                    Page 10 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            BERNARD LACROUTE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,702,854 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. LACROUTE IS A GENERAL
        WITH                    PARTNER OF KPCB VII ASSOCIATES.  MR. LACROUTE
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,702,854 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII AND 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LACROUTE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,702,854

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.5%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                    Page 11 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            JAMES LALLY

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,702,854 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. LALLY IS A GENERAL PARTNER
        WITH                    OF KPCB VII ASSOCIATES.  MR. LALLY DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,702,854 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII AND 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LALLY IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,702,854

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.5%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                    Page 12 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            DOUGLAS J. MACKENZIE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
       PERSON                   KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF
        WITH                    KPCB VII AND KPCB ZF II.  MR. MACKENZIE IS A
                                GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB
                                VIII ASSOCIATES.  MR. MACKENZIE DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND
                                KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,738,478 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII, 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 35,624 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES.
                                KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. MACKENZIE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII ASSOCIATES, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,738,478

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.8%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0002204061                  13G                    Page 13 of 20 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            E. FLOYD KVAMME

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF           6    SHARED VOTING POWER
       SHARES                   1,702,854 SHARES OF WHICH 1,693,616 SHARES ARE
    BENEFICIALLY                DIRECTLY HELD BY KPCB VII AND 9,238 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
     REPORTING                  ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
       PERSON                   AND KPCB ZF II.  MR. KVAMME IS A GENERAL
        WITH                    PARTNER OF KPCB VII ASSOCIATES.  MR. KVAMME
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                1,702,854 SHARES OF WHICH 1,693,616 SHARES ARE DIRECTLY HELD BY KPCB VII AND 9,238 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. KVAMME IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON                                                      1,702,864

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       12.5%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 20 Pages

ITEM 1(a)      NAME OF ISSUER:

               Corsair Communications, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3408 Hillview Avenue
               Palo Alto, CA 94304

ITEM 2(a)-(c)  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

               This statement is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VII Associates are also general partners of KPCB VI Associates, and KPCB VIII Associates.

               KPCB VII Associates is general partner to KPCB VII and KPCB ZF
               II. With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates and, for those general partners of KPCB VII Associates who are also general partners of KPCB VIII Associates, KPCB VII Associates' indirect, beneficial ownership of the shares of Common Stock of Corsair Communications, Inc., held directly by KPCB VII, KPCB ZF II and KPCB VIII Associates (the "Shares") and, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VII, KPCB ZF II and KPCB VIII Associates, and KPCB VII Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VII Associates and KPCB VIII Associates including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates and KPCB VIII Associates, respectively, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e)      CUSIP NUMBER:

               0002204061

                                                             Page 15 of 20 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable


ITEM 4.        OWNERSHIP.

               See items 5-11 of cover pages hereto.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VII Associates, KPCB ZF II and KPCB VIII Associates the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Corsair Communications, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.       CERTIFICATION.

               Not Applicable

                                                             Page 16 of 20 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998

BROOK H. BYERS                         KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                       LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA                           By:  /s/ Kevin R. Compton
E. FLOYD KVAMME                           --------------------------------------
JOSEPH S. LACOB                              A General Partner
BERNARD J. LACROUTE
JAMES P. LALLY                         KLEINER PERKINS CAUFIELD &
DOUGLAS P. MACKENZIE                   BYERS VII, L.P., A CALIFORNIA LIMITED
                                       PARTNERSHIP

By:  /s/ Michael S. Curry
   --------------------------------
     Michael S. Curry                  By KPCB VII Associates, L.P., a
     Attorney-in-Fact                  California limited partnership, its
                                       General Partner

                                       By:  /s/ Kevin R. Compton
                                          --------------------------------------
                                            A General Partner

                                                             Page 17 of 20 Pages

                                    EXHIBIT INDEX


                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------

Exhibit A:  Agreement of Joint Filing                               18

Exhibit B:  List of General Partners of KPCB VII Associates         19

                                                             Page 18 of 20 Pages

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the Shares of Corsair Communications, Inc. held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:  February 10, 1998

BROOK H. BYERS                         KLEINER PERKINS CAUFIELD &
KEVIN R. COMPTON                       BYERS VII, L.P., A CALIFORNIA
L. JOHN DOERR                          LIMITED PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA                           By KPCB VII Associates, L.P.,
E. FLOYD KVAMME                        a California limited partnership,
JOSEPH S. LACOB                        its General Partner
BERNARD J. LACROUTE
JAMES P. LALLY                         By:  /s/ Kevin R. Compton
DOUGLAS P. MACKENZIE                      --------------------------------------
                                             A General Partner

By:  /s/ Michael S. Curry
   --------------------------------
     Michael S. Curry
     Attorney-in-Fact


KPCB VII ASSOCIATES, A
CALIFORNIA LIMITED PARTNERSHIP

By:  /s/ Kevin R. Compton
   --------------------------------
     A General Partner

                                                             Page 19 of 20 Pages

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


     Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  Brook H. Byers+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

                                                             Page 20 of 20 Pages

6.   (a)  E. Floyd Kvamme
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Joseph S. Lacob+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

8.   (a)  Bernard J. Lacroute
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

9.   (a)  James P. Lally
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

10.  (a)  Douglas P. MacKenzie+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen



-----------------

+ Listed individual is also a general partner of KPCB VIII Associates, L.P., a California limited partnership.